SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (the "Agreement") dated as of the 26th day of February 2010, by and among Comcam, Inc., a Delaware corporation, (the "Company"), Monkey Rock USA, LLC, a South Dakota limited liability company, ("Monkey Rock"), and John Dent and Chris Edwards the members of Monkey Rock (each individually a "Member" and collectively the "Members").

WITNESSETH:

WHEREAS, the Members are the holders of all of the issued and outstanding membership interests of Monkey Rock (the "Monkey Rock Interests");

WHEREAS, the Members wish to transfer 100% of the Monkey Rock Interests to the Company in exchange for shares of the Company;

WHEREAS, the Company is willing to issue 654,650,000 shares of its common stock, par value $0.0001 per share (the "Common Stock"), to the Members or their assigns in consideration for all of the Monkey Rock Interests;

NOW, THEREFORE, for the mutual consideration set out herein, the parties agree as follows:

1. Exchange of Shares/Interests.

(a) Issuance of Shares by the Company. On and subject to the conditions set forth in this Agreement, the Company will issue to the Members or their assigns, in exchange for the Monkey Rock Interests, which represents all of the issued and outstanding Interests of Monkey Rock, an aggregate of 654,650,000 shares of Common Stock. The Common Stock will be issued to the Members or their assigns in the amounts set forth after their respective names in Schedule I to this Agreement.

(b) Transfer of the Monkey Rock Interests by the Members. Subject to the conditions set forth in this Agreement, the Members will transfer to the Company all of the Monkey Rock Interests in exchange for shares of Common Stock as set forth on Schedule I. The Members hold 100% of the Monkey Rock Interests.

(c) Closing. The issuance of the Common Stock to the Members or their assigns and the transfer of the Monkey Rock Interests to the Company will take place at a closing (the "Closing") on a date as soon as possible after or contemporaneously with the satisfaction or waiver of all of the conditions to closing set forth in Section 6 of this Agreement (the "Closing Date").

2. Representations and Warranties of the Company. The Company hereby represents, warrants, covenants and agrees as follows:

(a) Organization and Authority.

(i) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company does not have any equity investment or other interest, direct or indirect, in, or any outstanding loans, advances or guarantees to or on behalf of, any domestic or foreign corporation, Limited Liability Company, association, partnership, joint venture or other entity.

(ii) Complete and correct copies of the Company's certificate of incorporation and by-laws have been provided to counsel for Monkey Rock.

(iii) The Company has full power and authority to carry out the transactions provided for in this Agreement, and this Agreement constitutes the legal, valid and binding obligations of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency and other laws of general application affecting the enforcement of creditor's rights and except that any remedies in the nature of equitable relief are in the discretion of the court. All necessary action required to be taken by the Company for the consummation of the transactions contemplated by this Agreement has been taken.

(iv) The execution and performance of this Agreement will not constitute a breach of any agreement, indenture, mortgage, license or other instrument or document to which the Company is a party or by which its assets and properties are bound, and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to the Company or its properties. The execution and performance of this Agreement will not violate or conflict with any provision of the certificate of incorporation or by-laws of the Company.

(v) The Common Stock, when issued pursuant to this Agreement, will be duly and validly authorized and issued, fully paid and non-assessable. The issuance of the Common Stock to the Members is exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to an exemption provided by Section 4(2) and Rule 506 promulgated thereunder.

(vi) The authorized capital stock of the Company consists of 750,000,000 shares of Common Stock, of which 89,990,134 shares are presently outstanding and 20,000,000 preferred shares no preferred stock have been designated or issued. Except as provided in, contemplated by, or set forth in this Agreement, the Company has no outstanding or authorized

warrants, options, other rights to purchase or otherwise acquire capital stock or any other securities of the Company, preemptive rights, rights of first refusal, registration rights or related commitments of any nature. All issued and outstanding shares were either (i) registered under the Securities Act, or (ii) issued pursuant to valid exemptions from registration thereunder.

(vii) No consent, approval or agreement of any person, party, court, governmental authority, or entity is required to be obtained by the Company in connection with the execution and performance by the Company of this Agreement or the execution and performance by the Company of any agreements, instruments or other obligations entered into in connection with this Agreement.

(b) <u>Trading and SEC Documents</u>.

(i) The Company is currently quoted on the Over the Counter Bulletin Board ("OTCBB") under the symbol "CMCA".

(c) <u>Absence of Changes</u>. Since December 31, 2009, except as set forth herein (as hereinafter defined), to the best of the Company's knowledge, there have not been:

(i) any change in the consolidated assets, liabilities, or financial condition of the Company, except changes in the ordinary course of business which do not and will not have a material adverse effect on the Company;

(ii) any damage, destruction, or loss, whether or not covered by insurance, materially and adversely affecting the assets or financial condition of the Company (as conducted and as proposed to be conducted);

(iii) any change or amendment to a material contract, charter document or arrangement not in the ordinary course of business to which the Company is a party other than contracts which are to be terminated at or prior to the Closing;

(iv) any loans made by the Company to any affiliate of the Company or any of the Company's employees, officers, directors, shareholders or any of its affiliates;

(v) any declaration or payment of any dividend or other distribution or any redemption of any capital stock of the Company;

(vi) any sale, transfer, or lease of any of the Company's assets other than in the ordinary course of business;

(vii) any other event or condition of any character which might have a material adverse effect on the Company;

(viii) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by Company except in the ordinary course of business and that is not material to the assets or financial condition of the Company; or

(ix) any agreement or commitment by the Company to do any of the things described in this Section 2(c).

(d) Property. Except as set forth herein, the Company does not own any real estate and is not a party to any lease agreement.

(e) Taxes. The Company has filed all necessary federal, state, county and local income, excise, franchise, property and other tax, governmental and/or related returns, forms, or reports, which are due or required to be filed by it prior to the date hereof, except where the failure to do so would have no material adverse impact on the Company. The Company is not delinquent or obligated for any tax, penalty, interest, delinquency or charge.

(f) Contracts and Commitments. Except as contemplated under this Agreement, the Company is not a party to any contract or agreement.

(g) No Adverse Change. Since December 31, 2009, there has not been any Material Adverse Change in the financial condition of the Company, although the Members recognize that the Company has continued not to generate any revenue and has continued to operate at a loss as a result of ongoing expenses, including expenses relating to this Agreement and the consummation of the transactions contemplated hereby. A Material Adverse Change shall mean a material adverse change in the business, financial condition, operations or prospects of a person.

(h) No Defaults. The Company is not in violation of its certificate of incorporation or by-laws or any judgment, decree or order, applicable to it.

(i) Litigation. There are no material (i.e., claims which, if adversely determined based on the amounts claimed, would exceed five thousand dollars ($5,000) in the aggregate) claims, actions, suits, proceedings, inquiries, labor disputes or investigations (whether or not purportedly on behalf of the Company) pending or, to the Company's knowledge, threatened against the Company or any of its assets, at law or in equity or by or before any governmental entity or in arbitration or mediation.

(j) Compliance with Laws. The Company, to its knowledge, is in full compliance with all laws applicable to it (including, without limitation, with respect to zoning, building, wages, hours, hiring, firing, promotion, equal opportunity, pension and

other benefit, immigration, nondiscrimination, warranties, advertising or sale of products, trade regulations, anti-trust or control and foreign exchange or, to the Company's knowledge, environmental, health and safety requirements).

(k) Contracts and Commitments. The Company is not a party to any contract or agreement other than agreements that will be terminated at or prior to the Closing.

(l) Intellectual Property. The Company has no intellectual property rights.

(m) No Broker. Neither the Company nor any of its agents or employees has employed or engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement. The Company shall indemnify and hold the Shareholders harmless against any loss, damage, liability or expense, including reasonable fees and expenses of counsel, as a result of any brokerage fees, commissions or finders' fees which are due as a result of the consummation of the transaction contemplated by this Agreement.

(n) Reliance by Members. The representations and warranties set forth in this Section 2 taken together, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein and therein, when taken together, not misleading, and there is no fact which materially and adversely affects the business, operations or financial condition of the Company. Members may rely on the representations set forth in this Section 2 notwithstanding any investigation it may have made.

3. Closing Deliveries.

(a) On the Closing Date, the Company shall deliver or cause to be delivered to each Member or their assigns:

(i) fully executed and duly authorized transaction documents, including this Share Exchange Agreement and all other ancillary documents and resolutions required by the Company.

(ii) certificates registered in the name of the Members or their assigns representing 654,650,000 shares of the Company's Common Stock issued in accordance with their instructions;

(b) On the Closing Date, each Member and Monkey Rock shall deliver or cause to be delivered to the Company:

(i) fully executed and duly authorized transaction documents, including this Share Exchange Agreement;

(ii) the certificate representing such Members Interests in Monkey Rock, representing 100% of the Monkey Rock Membership Interests.

4. Conditions to the Obligation of the Members to Close. The obligations of the Members under this Agreement are subject to the satisfaction of the following conditions unless waived by the Members:

(a) Representations and Warranties. On the Closing Date, the representations and warranties of the Company shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on such date, and the Company shall have performed all of their respective obligations required to be performed by them pursuant to this Agreement at or prior to the Closing Date, and the Shareholders shall have received a certificate of the Company to such effect and as to any other matters set forth in this Agreement.

(b) No Material Adverse Change. No Material Adverse Change in the business or financial condition of the Company shall have occurred or be threatened since the date of this Agreement, and no action, suit or proceedings shall be threatened or pending before any court of governmental agency or authority or regulatory body seeking to restraint, prohibition or the obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement or that, if adversely decided, has or may have a Material Adverse Effect.

(c) Liabilities. On the Closing Date, the Company's total liabilities shall not exceed $2,000.

Shares Outstanding. The Company shall have 89,990,134 shares of Common Stock outstanding without giving effect to the issuances contemplated under this Agreement.

5. Notices. All notices, requests and other communications to any party hereunder shall be in writing and either delivered personally, telecopied or sent by certified or registered mail, postage prepaid,

if to Monkey Rock:
Monkey Rock USA, LLC
Attn: John Dent
P.O. Box 1030
Sturgis, SD 57785

if to the Company:
Comcam, Inc.
Attn: John Dent, Chief Executive Officer
P.O. Box 1030

Sturgis, SD 57785

or such other address or fax number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date delivered personally or by overnight delivery service or telecopied or, if mailed, five business days after the date of mailing if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt

6. Miscellaneous.

(a) This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof, superseding any and all prior or contemporaneous oral and prior written agreements, understandings and letters of intent. This Agreement may not be modified or amended nor may any right be waived except by a writing which expressly refers to this Agreement, states that it is a modification, amendment or waiver and is signed by all parties with respect to a modification or amendment or the party granting the waiver with respect to a waiver. No course of conduct or dealing and no trade custom or usage shall modify any provisions of this Agreement.

(b) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State without regard to conflicts of law principles.

(c) This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

(d) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(e) The various representations, warranties, and covenants set forth in this Agreement or in any other writing delivered in connection therewith shall survive the issuance of the Shares.

(f) Each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

[*Intentionally Blank Signature Page Follows*]

IN WITNESS WHEREOF, the parties have executed this Share Exchange Agreement the day and year first above written.

MONKEY ROCK USA, LLC

By: ______________________________
John Dent, its Managing Member

COMCAM, INC.

By: ______________________________
John Dent, Chief Executive Officer

MONKEY ROCK MEMBERS

By: ______________________________
John Dent

By: ______________________________
Christopher Edwards

Schedule I

NAME	COMCAM, INC., SHARES ISSUED
John Dent	383,500,000
Matthew Dent	165,452,500
Christopher Edwards	85,000,000
Pavlina Edwards	20,597,500
Total	**654,650,000**

COMCAM, INC.

UNANIMOUS WRITTEN CONSENT
OF THE BOARD OF DIRECTORS
TO ACTION TAKEN WITHOUT A MEETING

February 26, 2010

The undersigned, being the sole director (the "Board") of **COMCAM, INC**. a Delaware corporation, (the "Company"), hereby authorizes and approves the actions set forth in the following resolutions without the formality of convening a meeting, and hereby consents to the following action of this Company, which actions are hereby deemed effective as of the date hereof:

BACKGROUND

WHEREAS, the Board has determined that it is advisable and in the best interests of the Company and its stockholders to enter into a share exchange agreement with Monkey Rock USA, LLC., a South Dakota limited liability company ("Monkey Rock") and the unitholders of Monkey Rock (the "Share Exchange Agreement"), pursuant to which Monkey Rock's unitholders will exchange all of the issued and outstanding units of Monkey Rock for (i) a number of newly issued shares (the "Share Exchange Shares") of the common stock, par value $0.0001 per share, of the Company (the "Common Stock") that will, in the aggregate, constitute approximately 87% of the issued and outstanding capital stock of the Company on a fully-diluted basis as of and immediately after the closing (the "Share Exchange"); and

WHEREAS, in connection with the Share Exchange Agreement, the Company will be appointing new officers and directors.

RESOLUTIONS

NOW, THEREFORE, be it

Share Exchange

RESOLVED, that it is deemed advisable and in the best interests of the Company and its stockholders to enter into the Share Exchange as contemplated and that the form, terms and provisions of the Share Exchange Agreement attached hereto as **Exhibit A** be, and hereby are, approved in all respects;

RESOLVED, that, the proper officers of the Company be, and each of them acting alone hereby is, authorized and empowered to execute and deliver the Share Exchange Agreement, in the name and on behalf of the Company, in, or substantially in, said form, with such changes therein as the proper officer executing the same shall approve, such approval to be conclusively evidenced by his or her execution and delivery thereof; and be it further

RESOLVED, that the Company be, and hereby is, authorized to issue the Share Exchange Shares to the unitholders of Monkey Rock and their assigns as set forth in **Annex 1** attached hereto, and that the proper officers of the Company be, and hereby are, authorized to instruct the Company's transfer agent regarding the issuance of the Share Exchange Shares at the Closing; and be it further

RESOLVED, that the Company is hereby authorized to enter into such other agreements and deliver such additional documents and instruments in connection with the Share Exchange, including, without

limitation, any other certificates, guarantees, amendments to existing agreements, or such other documents and agreements as the proper officer executing the same shall deem necessary or desirable to consummate the Share Exchange, in such form and substance as the proper officer executing the same shall approve, such approval to be conclusively evidenced by his or her execution and delivery thereof; and be it further

Appointment of New Directors and Officers

RESOLVED, that Matthew Dent be, and hereby is, elected as a director of the Company, effective as of the Closing, to hold office until the next annual meeting of the stockholders of the Company or until his successor has been duly elected and qualified; and be it further

RESOLVED, that the following named person be, and hereby is, appointed to the offices set forth below opposite their respective names, effective as of the Closing, to hold office until the next annual meeting of the Board of Directors of the Company or until their successors have been duly elected and qualified:

NAME	POSITION
Mr. Chris Edwards	Chief Operating Officer

General Authorization and Ratification

RESOLVED, that as used in the foregoing resolutions, the term "the proper officers" of the Company shall mean the Chief Executive Officer, the President, and the Chief Financial Officer of the Company, and each of them, and with respect to matters involving only certification, attestation or countersignatures, any Secretary or Assistant Secretary of the Company; and that the proper officers of the Company be, and each of them acting alone hereby is, authorized and empowered, acting in the name and on behalf of the Company, to take such action and to execute and deliver all agreements, documents, and instruments referred to expressly or generally in the preceding resolutions, and any amendments, supplements, or modifications to any of such agreements, documents, and instruments; such actions, agreements, documents, instruments, amendments, supplements, and modifications shall be in such form and substance as the proper officer executing the same may, in his or her sole discretion, deem to be in the best interest of the Company in connection with or arising out of the actions contemplated by the foregoing resolutions; and be it further

RESOLVED, that the proper officers of the Company be, and each of them hereby is, empowered to approve or authorize, as the case may be, such further action and the preparation, execution, and delivery of all such further instruments and documents in the name and on behalf of the Company, and to pay all such expenses and taxes, as in their judgment shall be necessary, proper, or advisable in order to carry out the intent and accomplish the purposes of the foregoing resolutions; and be it further

RESOLVED, that any and all actions heretofore taken by the directors or officers of the Company on behalf of the Company in furtherance of the actions authorized or contemplated by the foregoing resolutions be, and they hereby are, ratified, approved, and confirmed in all respects, including, without limitation, the execution and delivery of any documents and instruments, including amendments, supplements, or modifications thereto as have been necessary or appropriate in order to effectuate the actions contemplated by the foregoing resolutions.

This Written Consent may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures shall be deemed to have the same effect as originals.

[Signature Page Follows]

COMCAM, INC.

UNANIMOUS WRITTEN CONSENT
OF THE BOARD OF DIRECTORS
TO ACTION TAKEN WITHOUT A MEETING

February 26, 2010

[Signature Page to Board Resolutions]

IN WITNESS WHEREOF, the undersigned have executed this written consent effective as of the date first above written.

____
John Dent

COMCAM, INC.

UNANIMOUS WRITTEN CONSENT
OF THE BOARD OF DIRECTORS
TO ACTION TAKEN WITHOUT A MEETING

February 26, 2010

ANNEX 1

Common Shares To Be Issued To Monkey Rock Unitholders

NAME	COMCAM, INC., SHARES ISSUED
John Dent	383,500,000
Matthew Dent	165,452,500
Christopher Edwards	85,000,000
Pavlina Edwards	20,697,500
Total	**654,650,000**

EXHIBIT A

Form of Share Exchange Agreement

(See Attached)